EXHIBIT (3)


                            COMPOSITE
                  CERTIFICATE OF INCORPORATION
                               OF
                       RECOTON CORPORATION

                   (as amended July 25, 1995)

           Under the New York Business Corporation Law


     1.   The name of the Corporation is Recoton Corporation.

     2. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. Notwithstanding the foregoing sentence, the Corporation will not engage in any act or activity requiring the consent or approval of any official, department, board or body of the State of New York without first obtaining such consent or approval.

     3. The aggregate number of shares which the Corporation shall have the authority to issue is thirty five million (35,000,000), which are divided into ten million (10,000,000) Preferred Shares of a par value of $1.00 per share and twenty five million (25,000,000) Common Shares of a par value of $.20 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

          (a) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designa-tions, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

          (b) Holders of Common Shares shall be entitled to such dividend, liquidation and voting rights and privileges as are provided by the Business Corporation
     Law, subject to the rights of holders of Preferred
     Shares issued pursuant to paragraph (a) above."

     4. The capital of the Corporation shall be at least equal to the sum of the aggregate in value of all issued shares having par value plus the aggregate amount of consideration received by the Corporation for the issuance of shares without par value plus such amounts as, from time to time, by resolution of the Board of Directors may be transferred thereto.

     5. The Corporation may issue and may sell its authorized shares without par value whether now or hereafter authorized from time to time, for such consideration as shall be the fair market value of such shares, and in the absence of fraud in the transaction, the judgment of the Board of Directors, as to the value received therefore, shall be conclusive, or in the absence of fraud in the transaction for such consideration as, from time to time, may be fixed by the Board of Directors shall be consented to by a majority of the stockholders entitled to vote thereon at a meeting called for that purpose in accordance with the By-laws; and any and all shares so issued shall be fully paid and non-assessable.

     6. The Secretary of the State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served; the office of the Corporation shall be located in the County of Queens, City and State of New York and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation shall be 46-23 Crane Street, Long Island, New York 11101.

     7.   The duration of the Corporation is to be perpetual.

     8.   Board of Directors

          (a) Number, election and terms. The number of directors constituting the entire Board of Directors shall be not less than nine nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence and the initial term of office of such directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1985 Annual Meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1986 Annual Meeting of Shareholders, the term of office of the second class to expire at the third class to expire of the 1988 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those to expire at the third succeeding Annual Meeting of Shareholders after their election.

          (b) Newly created directorships and vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or the cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholder at which the term of the class to which they have been elected expires.

          (c) Removal. A director may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

          (d) Amendment, repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 8.

     9. No holder of shares of the Corporation of any class now or hereafter authorized shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

     10.  Certain Business Combinations.

     Section 1.     Vote Required for Certain Business
                    Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article 10:

          (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

         (ii) any plan of exchange for all outstanding shares of the Corporation or any Subsidiary or for any class of shares of the Corporation or any Subsidiary with (a) any Interested Shareholder or (b) any other person (whether or not itself an Interested Shareholder) which is, or after such plan of exchange would be, an Affiliate of an Interested Shareholder; or

        (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary, constituting more than 20% of the Fair Market Value (as hereinafter defined) of 20% or more of the total assets of the entity involved; or

         (iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) or any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

          (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

         (vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or otherwise.

     B.   Definition of "Business Combination".  The term
"Business Combination" as used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses
(i) through (vi) of paragraph A of this Section 1.

     Section 2. When Higher Vote is Note Required. The provisions of Section 1 of this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

     A. Approval by Directors. The Business Combination shall have been approved by the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one
Disinterested Director.

     B. Price and Procedural Requirements. All of the following conditions shall have been met:

          (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers; fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

               (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 10 as the "Determination Date"), whichever is higher; and

               (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph B(i)(b) above, multiplied by the ration of (1) the highest pr share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

          (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (l) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an interested Shareholder, whichever is higher;

               (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

               (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

               (d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph B(ii) (c) above, multiplied by the ratio of (l) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the interested Shareholder acquired any shares of such class of Voting Stock.

        (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the interested Shareholder has previously paid for shares of such class of Voting Stock. if the interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.

         (iv) After such interested Shareholder has become an interested Shareholder and prior to the consummation of such Business Combination, such interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except (a) as part of the transaction which results in such interested Shareholder becoming an interested Shareholder or (b) as a result of a pro rate stock dividend or stock split.

          (v) Prior to the consummation of such Business Combination, such interested Shareholder shall not have, directly or indirectly, (a) received the benefit (except as proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, or (b) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation.

     The requirements of subparagraphs (ii) and (iii) above shall not apply to any class of Voting Stock (other than Common Stock) hereinafter authorized if the provision creating or authorizing such class so provides and such provision has been approved by a majority of the Disinterested Directors.

     Section 3.  Certain Definitions.  For the purposes of this
Article 10:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding
     Voting Stock; or

          (ii) is art Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

         (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested Shareholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C. "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on April 1, 1985 provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such Voting Stock.

     D. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on April 1, 1985.

     E. "Subsidiary" means any corporation of which a majority any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the *purposes of the definition of interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     F. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is not affiliated with or the nominee of the interested Shareholder or an Affiliate of the interested Shareholder that is involved in the Business Combination under consideration by the Board of Directors.

     G. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or if such stock is not listed on such Exchange, on the principal United States securities exchange on which such stock is listed, of if such stock is not listed on any such exchange, the highest closing sale price or bid quotation, whichever is reported in the financial press, with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of Common Stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

     H. "Institutional Voting Stock" shall mean any class of Voting stock which was issued to and continued to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

     I. in the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs 3(i) and (ii) of Section 2 of this Article 10 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     Section 4.  Certain Powers of the Disinterested Directors.
A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 10, on the basis of information known to them after reasonable inquiry, (A) whether a person is an interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is institutional Voting Stock, (E) whether a transaction or series of transactions constitutes a Business Combination, (F) whether the requirements of Section 2 of this Article 10 have been met and (G) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination constitute more than twenty percent of the Fair Market Value of the total assets of the entity involved.

     Section 5.  No Effect on Fiduciary Obligations of interested
Shareholders. Nothing contained in this Article 10 shall be construed to relieve any interested Shareholder from any fiduciary obligation imposed by law.

     Section 6. Amendment. Renewal. etc. Notwithstanding any other provisions of this Certificate of incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 10 of this Certificate of Incorporation.

     11. No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law; or
(ii) the liability of a director for any act or omission prior to the adoption of this Article 11 by the shareholders of the Corporation.

                                        EXHIBIT (10)(1)
                            AMENDMENT
                             TO THE
           RECOTON CORPORATION 1991 STOCK OPTION PLAN


     WHEREAS, Recoton Corporation (the "Company") has adopted the
Recoton Corporation 1991 Stock Option Plan (the "Plan"); and

     WHEREAS, Section 10 of the Plan permits the Board of Directors of the Company to amend the Plan; and

     WHEREAS, the Board of Directors of the Company now desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan is hereby amended as follows:

          FIRST: Paragraph 2 of the Plan is hereby amended, in its entirety, to read as follows:

               "2.  Number of Shares Available Under Plan.
     Options may be granted from time to time to key employees of either the Company or any Subsidiary (such recipients being hereafter referred to as "optionees") to purchase up to an aggregate of 2,500,000 shares of Common Stock ($.20 par value) of the Company (the "Common Stock") for all optionees and 2,500,000 such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in paragraph 6). The maximum number of shares of Common Stock which may be the subject of Options granted to the Company's Chief Executive Officer (or any co-Chief Executive Officer) and to each of the other executive officers required to be named in the Company's proxy statement with respect to the preceding year pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934 as amended during any calendar year shall not exceed 250,000 (subject to adjustment as provided in paragraph 6). The shares issued upon exercise of Options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both. If any Options granted under the Plan shall terminate, expire or be canceled as to any shares, new Options may thereafter be granted covering such shares; provided, however, that with respect to any Option granted to any person who is a 'covered employee' as defined in Section 162(m) of the Code that is canceled or as to which the exercise price is reduced, the number of shares of Common Stock subject to such Option shall continue to be counted, in accordance with said Section 162(m) and regulations promulgated thereunder, against the maximum number of shares which may be the subject of Options granted to such person."

          SECOND: The last sentence of Paragraph 10 of the Plan is hereby amended, in its entirety, to read as follows:

     "Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of shares issuable under Options or the number of shares which may be the subject of Options granted to any individual optionee, or change the class of persons to whom Options may be granted, shall be subject to the approval of the shareholders of the Corporation within one year of such amendment."

          THIRD: This Amendment shall become effective and in full force and effect upon its approval on or before April 2, 1996 by the holders of a majority of the shares of stock of the Company voting on the subject at any special or annual meeting of the shareholders of the Company.

          FOURTH: Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by a duly authorized officer on the 19th day of June, 1995.
                              RECOTON CORPORATION

                              By /s/ Joseph H. Massot
                                   Name: Joseph H. Massot
                                   Title: Vice President and
                                        Treasurer